UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2018

VISIUM TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4094 Majestic Lane, Suite 360
Fairfax, Virginia 22032
(Address of principal executive offices, including zip code)

(703) 273-0383
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, the  Board of Directors of Visium Technologies, Inc. (the "Company") appointed Solomon Adote as a member of the Board of Directors. Biographical information for Mr. Adote is as follows:

 Solomon Adote, age 43. Mr. Adote currently serves as the Chief Security Officer for the State of Delaware. Mr. Adote brings great experience designing comprehensive information security programs and deploying some of the industry's leading technologies. He has also developed hybrid-managed and in-house Security Operations Centers (SOC) and led the architecture and implementation of secure computing environments for both public and private clouds. Prior to his role with the State of Delaware, he led FMC, Inc.'s global IT cyber security team for six years. He was responsible for the security of a complex, 90-site international manufacturing and corporate network. His team covered all aspects of cyber security from network security, application security, incident response, identity, and access lifecycle management, to internet and remote access. Mr. Adote also previously worked as an IT security technical lead at QVC Inc., the third-largest e-commerce company in North America, where he secured a dynamic Payment Card Industry (PCI) compliant credit card processing environment with a web presence in multiple countries. Mr. Adote holds a Master of Science in Computer Information Technology degree from Regis University and various industry-leading certifications including Computer Information Security Management (CISM), Certified Information System Security Professional (CISSP), Cisco Certified Network Profession in Security (CCNP-S), Certified Ethical Hacker (C|EH), and SANs Firewall Security Analyst, among others.

We believe that Mr. Adote’s extensive technology experience and business background, particularly involving network security, adds valuable knowledge to our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: December 22, 2021	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer